STOCK SALE AND PURCHASE AGREEMENT

THIS STOCK SALE AND PURCHASE AGREEMENT (the "Agreement") is made and entered as of 25th day of March 2009 by and among Sunwin International Neutraceuticals, Inc., a Nevada corporation, (the “Company”) and the shareholders of Qufu Shengren Pharmaceutical, Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China, including Lingrong Kong, Qianfu Yan, Yuqing Jia, Chang’e Liu, Wenyang Li, Xiangsheng Kong, and Xiangzhu Kong (collectively the “Buyers”).

RECITALS

A. Sunwin International Neutraceuticals, Inc. is a Nevada corporation.

B. The Buyers sold their 100% interest in Qufu Shengren Pharmaceutical Co., Ltd., a Chinese limited liability Company (“Qufu Shengren”) to the Company’s wholly owned subsidiary, Qufu Natural Green Engineering Co., Ltd., a Chinese limited liability company, (“Qufu Natural Green”) for a price equal to $3,097,242 in cash based upon, in part, the Company’s agreement to sell, and the Buyers’ agreement to buy a total of 21,434,201 shares (the “Shares”) of the Company’s  common stock, $0.001par value (the “Common Stock”) at a price of $.145 per share for an aggregate price of $3,097,242, payable at the Exchange and subject to the terms and conditions of this Agreement (the “Qufu Shengren Sale”);

In order to complete the Company’s plan to acquire a 100% interest in Qufu Shengren as part of the Qufu Shengren Sale, the Company shall sell to the Buyers a total of 21,434,201 shares of the Company’s Common Stock at a price of $.145 per share for an aggregate price of $3,097,242, payable at the Exchange and subject to the terms and conditions of this Agreement; and

C. The offer and sale of the Shares shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the "Act").

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1. CONSIDERATION

Subject to the terms and conditions of this Agreement, the Buyers shall acquire a total of 21,434,201 shares of the Company’s Common Stock at a price of $.145 per share for a total consideration of $3,097,242 in cash payable at the Exchange (the “Purchase Price”).  The per share purchase price is equal to the average of the closing price of the Company’s Common Stock as listed on the OTC Bulletin Board during the five trading days prior to March 25, 2009, less 15%.  The Purchase Prices is equal to 100% of the value of the net tangible assets of Qufu Shengren as of December 30, 2008 as determined by an independent asset appraiser in accordance with government-issued assets appraisal principles in China.

2. EXCHANGE

a.  The exchange of the stock for cash shall take place not later than April 30, 2009 (the “Exchange”).

b. Procedure at the Exchange.  At the Exchange, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(i)  the Company shall deliver the Shares to the Buyers; and

(ii)  the Buyers will pay the Purchase Price to the Company and execute such documentation as may be reasonably requested by the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as follows:

a. Organization and Good Standing and Ownership of Company.  The Company is duly organized, validly existing and in good standing under the laws of the state of Nevada, and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and as such business is now conducted.  The Company is duly licensed or qualified and in good standing as a Nevada corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.  Laiwang Zhang is the President and Chairman of the Board of Directors of the Company which owns Qufu Natural Green.

b. Capitalization of the Company.  The authorized capital of the Company consists of 1,000,000 shares of preferred stock, $.001 par value, none of which are issued or outstanding and 200,000,0000 shares of common stock, $.001 par value, of which 127,679,916 shares are outstanding as of the date hereof.  Additionally, the Company has issued and outstanding 9,199,090 warrants to purchase 9,199,090 shares of common stock with an exercise price of $0.15 per share and 26,666,666 five-year warrants to purchase 26,666,666 shares of common stock with an exercise price of $0.35 per share.

c. Common Stock.  The shares of the Company’s Common Stock to be issued to the Buyers have been duly authorized by all necessary corporate and stockholder actions and, and when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

d. Information on the Company.  The Buyers have been furnished with or has had access at the EDGAR Website of the Securities and Exchange Commission (the “Commission”) to the Company’s 10-KSB (and any amendments thereto) for the fiscal year ended April 30, 2008 and all periodic and current reports filed with the Commission thereafter (the “Reports”).  In addition, the Buyers have received in writing from the Company such other information concerning its operations, financial condition and other matters as the Buyers have requested in writing (such other information is collectively, the “Other Written Information”).

e. No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i) violate any provision of the Articles of Incorporation or By-Laws or similar doctrines of the Company;

(i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject;

(ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company, or upon the properties or business of the Company; or

(iii) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

f. Authority to Execute and Perform Agreements.  The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of, enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by this Agreement, in accordance with its respective terms and conditions will not:

(i) require the approval or consent of any governmental or regulatory body, the shareholder of the Company, or the approval or consent of any other person;

(ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to the Company, or any instrument, contract or other agreement to which  is a party or by or to which  is bound or subject; or

(iii) result in the creation of any lien or other encumbrance on the assets or properties of the Company.

g. Full Disclosure.  No representation or warranty by the Company in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of the Company.

4. REPRESENTATIONS AND WARRANTIES OF BUYERS

The Buyers hereby represent and warrant to the Company as follows:

a. Authorization. The Buyers have the requisite power and authority to enter into and perform this Agreement and to purchase the Shares. This Agreement has been duly authorized, executed and delivered by the Buyers and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Buyers enforceable against the Buyers in accordance with the terms thereof.

b. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Buyers of the transactions contemplated hereby or relating hereto do not and will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Buyers is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Buyers or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Buyers). The Buyers is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Buyers is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

c. Information on Buyers. The Buyers (i) are, and will be on the date of the Exchange, an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, (ii) is experienced in investments and business matters, (iii) have made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, (iv) alone or with their representatives, have such knowledge and experience in financial, tax and other business matters as to enable the Buyers to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Buyers are able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on the signature page hereto regarding the Buyers is accurate.

d. Purchase of Shares. On the Exchange Date, the Buyers will purchase the Shares as principal for their own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof, but Buyers do not agree to hold the Shares for any minimum amount of time.

e. Compliance with Securities Act. The Buyers understand and agree that the Shares have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Buyers contained herein), and that such Shares must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

Notwithstanding anything to the contrary contained in this Agreement, such Buyers may transfer (without restriction and without the need for an opinion of counsel) the Shares to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity. Affiliate when employed in connection with the Company includes each Subsidiary (as defined in Section 5(a) of this Agreement) of the Company. For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

f. Legends on Shares. The Shares shall bear the following or similar legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

g. Communication of Offer. The offer to sell the Shares was directly communicated to the Buyers by the Company. At no time was the Buyers presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

h. Authority; Enforceability. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Buyers and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

i. No Governmental Review. The Buyers understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

j. Survival. The foregoing representations and warranties shall survive until three years after the Exchange.

5. MUTUAL COVENANTS OF ALL PARTIES

a. Corporate Examinations and Investigations.  Prior to the Exchange, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

b. Expenses.  Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

c. Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the satisfaction of each party to conduct the execution of this Agreement on or before the Exchange including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Exchange.

6. INDEMNIFICATION

a. Obligation of the Company to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 3, the Company hereby agrees to indemnify, defend and hold harmless the Buyers from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

b. Obligation of Buyers to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 4, the Buyers hereby agree to indemnify, defend and hold harmless the Company from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of  contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

7. MISCELLANEOUS

a. Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute a waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

b. Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

c. Assignment.  This Agreement is not assignable except by operation of law.

d. Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

The Company: Sunwin International Neutraceuticals, Inc. 6 Shengwang Ave. Qufu, Shandong, China 273100	Buyers: 6 Shengwang Ave.Qufu, Shandong, China 273100
Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be either hand delivered, delivered by facsimile, mailed by overnight delivery service or by registered or certified mail (postage prepaid), return receipt requested, at the address indicated above or at such other address that shall have been furnished in writing to the addressor.

e. Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the state of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

f. Entire Agreement.  This Agreement executed in connection with the consummation of the transactions contemplated herein comprises the entire agreement among the parties with respect to the acquisition of the Shares and supersedes all prior agreements, written or oral, with respect thereto.

g. Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

h. Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

i. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sunwin International Neutraceuticals, Inc. /s/ Dongdong Lin, Chief Executive Officer Dongdong Lin, Chief Executive Officer

Shareholder Name	Ownership %
/s/ Lingrong Kong Lingrong Kong	20%
/s/ Qianfu Yan Qianfu Yan	20%
/s/ Yuqing Jia Yuqing Jia	20%
/s/ Chang’e Liu Chang’e Liu	16%
/s/ Wenyang Li Wenyang Li	8%
/s/ Xiangsheng Kong Xiangsheng Kong	8%
/s/ Xiangzhu Kong Xiangzhu Kong	8%